Exhibit 99

Marine Products Corporation Reports First Quarter 2021 Financial Results

ATLANTA, April 28, 2021 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2021. Marine Products is a leading manufacturer of fiberglass boats under three brand names: Chaparral, Robalo and Vortex. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats, the 267 SSX OB, SSi outboard models and SunCoast Sportdecks. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. Chaparral also offers jet powered boats under the Vortex brand name.

For the quarter ended March 31, 2021, Marine Products generated net sales of $78,375,000, a 32.6 percent increase compared to $59,119,000 in the same period of the prior year. The increase in net sales was due to a 17.9 percent increase in the number of units sold during the quarter as compared to the prior year as well as a 15.5 percent increase in average selling price per boat. Unit sales increased in all of our major product categories. Average selling prices also increased compared to the first quarter of the prior year due to a model mix that included more of our larger boats.

Gross profit for the first quarter of 2021 was $18,462,000, a 52.5 percent increase compared to gross profit of $12,107,000 in the same period of the prior year. Gross margin as a percentage of net sales increased to 23.6 percent in the first quarter of 2021 compared to 20.5 percent in the first quarter of 2020. Gross margin as a percentage of net sales increased due to manufacturing efficiencies resulting from higher production and a favorable model mix during the first quarter of 2021 as compared to the prior year.

Operating profit for the first quarter of 2021 was $10,025,000, an increase of 106.5 percent compared with operating profit of $4,854,000 in the first quarter of last year. Selling, general and administrative expenses were $8,437,000 in the first quarter of 2021 compared to $7,253,000 in the first quarter of 2020. These expenses increased due to costs that vary with sales and profitability, such as incentive compensation and warranty expense, partially offset by marketing cost savings during the quarter. Selling, general and administrative expenses as a percentage of net sales were 10.8 percent in the first quarter of 2021 compared to 12.3 percent of net sales during the first quarter of 2020.

Net income for the first quarter of 2021 was $8,097,000, an increase of $3,889,000, or 92.4 percent, compared with net income of $4,208,000 in the first quarter of 2020. Diluted earnings per share were $0.24 in the first quarter of 2021 compared to $0.12 in the first quarter of 2020. The effective tax rate for the first quarter of 2021 was 19.3 percent, an increase compared to an effective tax rate of 14.4 percent for the first quarter of the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “Our first quarter results reflect continued strong interest in recreational boating and the appeal of our products, as dealers continue to report strong retail demand in all of the markets. We generated strong sales across all our product lines. Although most of the winter boat shows were cancelled this year, our virtual and limited in-person marketing and sales efforts have been successful and we are looking forward to a very strong retail selling season, as our order backlog remains at historically high levels. We continue to be pleased by our growing market share. Updated statistics for the 12 months ended December 31, 2020 indicate that market share in our Robalo product line increased slightly, as did the combination of our Robalo and Chaparral outboard units. Market share within our Chaparral sterndrive models increased as well, and that product line continues to hold the second highest market share in its category.

First Quarter 2021 Earnings Press Release

“We are optimistic about the continued strength in the recreational boat market and our near-term financial results. However, like so many manufacturing businesses, we have started to experience supply chain disruptions which will impact our second quarter production and sales growth. We are working closely with our suppliers to understand these disruptions and manage our manufacturing processes, and we are communicating with our dealers and retail customers to manage their expectations and seek the best possible outcomes during this extraordinary time,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, April 28, 2021, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (833) 968-2235 or (825) 312-2057 for international callers, and using conference ID number 6784804. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, Vortex jet drive boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the statement that we are looking forward to a very strong retail selling season; our optimism about the continued strength in the recreational boat market and our near-term financial results; and our belief that supply chain disruptions will impact our second quarter production and sales growth. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include risks related to the supply chain disruptions that may impact our production and sales in 2021. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2020.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President Corporate Services
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

First Quarter 2021 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  (In thousands except per share data)

Period ended March 31, (Unaudited)

	First Quarter		% BETTER
	2021	2020	(WORSE)
Net Sales	$78,375	$59,119	32.6%
Cost of Goods Sold	59,913	47,012	(27.4)
Gross Profit	18,462	12,107	52.5
Selling, General and Administrative Expenses	8,437	7,253	(16.3)
Operating Profit	10,025	4,854	106.5
Interest Income	8	61	(86.9)
Income Before Income Taxes	10,033	4,915	104.1
Income Tax Provision	1,936	707	(173.8)
Net Income	$8,097	$4,208	92.4%

EARNINGS PER SHARE
Basic	$0.24	$0.12	100.0%
Diluted	$0.24	$0.12	100.0%

AVERAGE SHARES OUTSTANDING
Basic	33,958	33,940
Diluted	33,958	33,940

First Quarter 2021 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE  SHEETS

At March 31, (Unaudited)

	(in thousands)
	2021	2020
ASSETS
Cash and cash equivalents	$35,016	$20,064
Accounts receivable, net	7,727	9,170
Inventories	45,929	45,946
Income taxes receivable	551	733
Prepaid expenses and other current assets	2,161	1,442
Total current assets	91,384	77,355
Property, plant and equipment, net	14,727	14,925
Goodwill	3,308	3,308
Other intangibles, net	465	465
Pension assets	12,662	6,662
Deferred income taxes	3,917	3,429
Other assets	3,702	3,681
Total assets	$130,165	$109,825

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$10,847	$9,803
Accrued expenses and other liabilities	16,583	13,708
Total current liabilities	27,430	23,511
Long-term pension liabilities	13,209	8,805
Other long-term liabilities	791	523
Total liabilities	41,430	32,839
Common stock	3,399	3,397
Capital in excess of par value	-	-
Retained earnings	87,269	76,218
Accumulated other comprehensive loss	(1,933)	(2,629)
Total stockholders’ equity	88,735	76,986
Total liabilities and stockholders’ equity	$130,165	$109,825